EXHIBIT 21 - SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Incorporation	Name Under Which Business is Done

Horizon Bank, National Association	United States	Horizon Bank; Horizon Trust & Investment Management

Horizon Risk Management, Inc.	Nevada	Horizon Risk Management, Inc.

LSB Risk Management, Inc.	Nevada	LSB Risk Management, Inc.

Horizon Insurance Services, Inc.	Indiana	Horizon Insurance Services
(a subsidiary of Horizon Bank)

Horizon Investments, Inc.	Nevada	Horizon Investments, Inc.
(a subsidiary of Horizon Bank)

Horizon Bancorp Capital Trust II	Delaware

Alliance Financial Statutory Trust I	Delaware

Horizon Bancorp Capital Trust III	Delaware

Am Tru Statutory Trust I	Delaware

Heartland (IN) Statutory Trust II	Delaware

City Savings Statutory Trust I	Connecticut

Horizon Grantor Trust	Delaware
(a subsidiary of Horizon Bank)

Horizon Properties, Inc.	Maryland	Horizon Properties, Inc.
(a subsidiary of Horizon Investments, Inc.)

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